Exhibit 99.1

Digital River Announces Retirement of Frederic Seegal from Board of Directors

MINNEAPOLIS--(BUSINESS WIRE)--April 3, 2009--Digital River, Inc. (NASDAQ: DRIV), a leading provider of global e-commerce solutions, announces Frederic Seegal will retire from its board of directors at the 2009 annual meeting of stockholders. Mr. Seegal has served as a director of the company since May 2000.

“As a key member of our board of directors, Fred’s vision, leadership and wisdom have been crucial in guiding the direction of our company,” said Joel Ronning, Digital River’s chief executive officer. “We thank Fred for the outstanding contributions he has made to our company. We will miss his insight and perspective.”

During his tenure on the Digital River board, Mr. Seegal served as the chair of the finance committee, as well as a member of the compensation committee and the nominating and corporate governance committee. Mr. Seegal recently joined Peter J. Solomon Company, a New York-based investment banking advisory firm, as a senior advisor. Prior to that, he was president of his own firm SBL Partners, an investment banking advisory firm. In addition, he has held a number of other senior positions in investment banking, including president of Dresdner Kleinwort Wasserstein, Inc. and its predecessors, co-head of domestic corporate finance at Salomon Brothers and executive vice president of Stephens Inc.

About Digital River, Inc.

Digital River, Inc., a leading provider of global e-commerce solutions, builds and manages online businesses for software publishers, consumer technology manufacturers, distributors, online retailers and affiliates. Its multi-channel e-commerce solution, which supports both direct and indirect sales, is designed to help companies of all sizes maximize online revenues as well as reduce the costs and risks of running an e-commerce operation. The Company’s comprehensive platform offers site development and hosting, order management, fraud management, export controls, tax management, physical and digital product fulfillment, multi-lingual customer service, advanced reporting and strategic marketing services.

Founded in 1994, Digital River is headquartered in Minneapolis with offices in major U.S. cities as well as Cologne, Germany; London, England; Shannon, Ireland; Luxembourg, Luxembourg; Stockholm, Sweden; Taipei, Taiwan; Tokyo, Japan; and Shanghai, China. For more details about Digital River, visit the corporate Web site at www.digitalriver.com or call 952-253-1234.

Digital River is a registered trademark of Digital River, Inc. All other company and product names are trademarks, registrations or copyrights of their respective owners.

CONTACT:
Digital River, Inc.
Investor Relations Contact:
Ed Merritt, 952-540-3362
Vice President, Investor Relations
emerritt@digitalriver.com
or
Media Relations Contact:
Kristin McKenzie, 952-253-1234
Manager, Public Relations
publicrelations@digitalriver.com